CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-203067 and No. 333-200621) and S-8 (No. 333-184707) of MPLX LP of our report dated April 5, 2016, relating to the financial statements of Hardin Street Marine LLC, which appears in this Current Report on Form 8-K/A of MPLX LP.

/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
May 2, 2016